UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 19, 2021

W&T Offshore, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-32414	72-1121985
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5718 Westheimer Road, Suite 700 Houston, Texas 77057 (Address of principal executive office) (Zip Code)

713.626.8525
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	WTI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On May 19, 2021 (the “Closing Date”), Aquasition LLC (“A-I LLC”), a Delaware limited liability company and indirect, wholly-owned subsidiary of W&T Offshore, Inc., a Texas corporation (the “Company”) and Aquasition II LLC (“A-II LLC”), a Delaware limited liability company and indirect, wholly-owned subsidiary of the Company, entered into that certain Credit Agreement, by and among A-I LLC, as borrower, A-II LLC, as co-borrower (together in such capacity, the “Borrowers”), and Munich Re Reserve Risk Financing, Inc. (“Munich Re”), as lender (the “Subsidiary Credit Agreement” and the term loan governed thereby, the “Non-Recourse Term Loan”).

In exchange for the net cash proceeds received by the Borrowers from the Non-Recourse Term Loan, the Company assigned to (a) A-I LLC all of its interests in certain oil and gas leasehold interests and associated wells and units located in State of Alabama waters and U.S. federal waters in the offshore Gulf of Mexico, Mobile Bay region (such assets, the “Mobile Bay Properties”) and (b) A-II LLC its interest in certain gathering and processing assets located (i) in State of Alabama waters and U.S. federal waters in the offshore Gulf of Mexico, Mobile Bay region and (ii) onshore near Mobile, Alabama, including offshore gathering pipelines, an onshore crude oil treating and sweetening facility, an onshore gathering pipeline, and associated assets (such assets, the “Midstream Assets”). A portion of the proceeds to the Company was used to repay the $48.0 million outstanding balance on its reserve-based lending facility under the Company Credit Agreement (defined below), with the majority of the proceeds to W&T expected to be used for general corporate purposes, including oil and gas acquisitions, development activities, and other opportunities to grow the Company’s broader asset base. We refer to the transactions contemplated by the Subsidiary Credit Agreement, including the assignment of the Mobile Bay Properties to A-I LLC and the assignment of the Midstream Assets to A-II LLC as the “Transaction”.

Item 1.01 Entry into a Material Definitive Agreement.

Management Services Agreement

On the Closing Date, A-I LLC and A-II LLC (collectively in this capacity, the “Services Recipient”) entered into a management services agreement (the “Services Agreement”) with the Company, pursuant to which the Company will provide (a) certain operational and management services for (I) the Mobile Bay Properties and (II) the Midstream Assets and (b) certain corporate, general and administrative services for A-I LLC and A-II LLC. Under the Services Agreement, the Company will (i) cause to be paid all operating and capital expenditures incurred by (X) A-I LLC in connection with the ownership and operation of the Mobile Bay Properties and (Y) A-II LLC in connection with the ownership and operation of the Midstream Assets and (ii) receive on (A) A-I LLC’s account all revenues related to the sale of production from the Mobile Bay Properties and (B) A-I LLC’s account all revenues related to the provision of hydrocarbon gathering, transportation, processing, treating, handling and associated services on the Midstream Assets. A-I LLC and A-II LLC will collectively pay a quarterly services fee to the Company to compensate the Company for its overhead incurred in performing the services contemplated under the Services Agreement.

Under the Services Agreement, the Company will indemnify the Services Recipient with respect to claims, losses or liabilities incurred by the Services Agreement Parties that relate to personal injury or death or property damage of the Company, in each case, arising out of performance of the Services Agreement, except to the extent of the gross negligence or willful misconduct of the Services Recipient. The Services Recipient will indemnify the Company with respect to claims, losses or liabilities incurred by the Company that relate to personal injury or death of the Services Recipient or property damage of the Services Recipient, in each case, arising out of performance of the Services Agreement, except to the extent of the gross negligence or willful misconduct of the Company.

The Services Agreement will terminate upon the earlier of (a) termination of the Subsidiary Credit Agreement and payment and satisfaction of all obligations thereunder or (b) the exercise of certain remedies by the secured parties under the Subsidiary Credit Agreement and the realization by such secured parties upon any of the collateral under the Subsidiary Credit Agreement.

Company Credit Agreement Amendment

On the Closing Date, the Company amended its Sixth Amended and Restated Credit Agreement, dated as of October 18, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Company Credit Agreement”), by and among the Company, the guarantor subsidiaries party thereto, the lenders party thereto, Toronto Dominion (Texas) LLC (“Toronto Dominion”), as administrative agent, the issuers of letters of credit party thereto and the other parties thereto, by entering into that certain Waiver, Consent and Sixth Amendment to Sixth Amended and Restated Credit Agreement (the “Sixth Amendment”) to the Company Credit Agreement, by and among the Company, the guarantor subsidiaries party thereto, the various financial institutions party thereto, as lenders, the issuers of letters of credit party thereto and Toronto Dominion, individually and as an agent for the lenders.

The Sixth Amendment, among other things, (i) amended the Company Credit Agreement to effectuate the Transaction by specifically permitting the Transaction and related transactions under certain covenants and (ii) consented to and waived certain technical defaults arising from the formation of certain company subsidiaries that were formed in advance of, and in order to effectuate, the consummation of the Transaction and related transactions.

The Company used a portion of the proceeds from the transfer to the Borrowers of the Mobile Bay Properties and the Midstream Assets to repay the $48.0 million outstanding balance on its reserve-based lending facility under the Company Credit Agreement. All liens on the Mobile Bay Properties and the Midstream Assets granted to secure obligations under the Company Credit Agreement were released in connection with the transfer of such assets to Borrowers.

The summary of the Sixth Amendment in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the Sixth Amendment, which is filed herewith as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Subsidiary Credit Agreement

On the Closing Date, the Borrowers entered into the Subsidiary Credit Agreement providing for the Non-Recourse Term Loan in an aggregate principal amount equal to $215.0 million. The Non-Recourse Term Loan will mature on May 19, 2028 (the “Maturity Date”). Proceeds of the loan were used by the Borrowers to (i) fund the acquisition of the Mobile Bay Properties and the Midstream Assets, in each case from the Company and (ii) pay fees, commissions and expenses in connection with the transactions contemplated by the Subsidiary Credit Agreement and the other related loan documents, including to enter into certain swap and put derivative contracts described in more detail under Item 8.01 of this report.

The Non-Recourse Term Loan is non-recourse to the Company and its subsidiaries other than Borrowers and, and is not secured by any assets other than first lien security interests in the equity in the Borrowers and a first lien mortgage security interest and mortgages on substantially all of the assets of Borrowers (which consists of the Mobile Bay Properties and the Midstream Assets).

The Non-Recourse Term Loan requires quarterly amortization payments commencing September 30, 2021. The Non-Recourse Term Loan bears interest at a fixed rate of 7% per annum from the Closing Date. The Subsidiary Credit Agreement requires the Borrowers to prepay any outstanding loans thereunder, subject to certain exceptions, with proceeds from incurring indebtedness, the unwinding, termination, or assignment of certain hedging agreements, certain dispositions or certain casualty events, in each case, subject to certain exceptions and provided that the Borrowers may reinvest such proceeds in certain permitted assets within 90 days of receipt of such proceeds. Optional prepayments under the Non-Recourse Term Loan are subject to certain premiums. Any optional prepayment made during the first three years of the loan is subject to a premium equal to the aggregate amount of interest payments that would have become due and payable through the Maturity Date. Optional prepayments during each year following the third anniversary of the Closing Date are subject to a premium equal to 3.0% of the prepayment amount and such premium is reduced by 1.0% in each subsequent year.

Pursuant to the Subsidiary Credit Agreement the Borrowers are subject to various representations and warranties and affirmative covenants customary for financings of this type and size. The Subsidiary Credit Agreement includes negative covenants, subject to certain exceptions, restricting or limiting the Borrowers’ ability and the ability of its restricted subsidiaries to, among other things: (i) incur indebtedness; (ii) create liens, make non-ordinary course dispositions of assets; (iii) make certain mergers and acquisitions; (iv) dispose of certain property; (v) complete dividends or make prepayments of subordinated debt; (vi) make any capital expenditures; (vii) make certain loans and investments; (viii) transact with affiliates; (ix) change the business of the Borrowers; (x) enter into hedging agreements and (xi) change the fiscal year. Additionally, the ability to make certain cash restricted payments, capital expenditures, and investments are subject to a financial incurrence covenant in which the sum of the present value of estimated future net cash flows from the Mobile Bay Properties plus the positive difference between the excess cash balance of Borrowers minus the aggregate amount of the scheduled payments for the next two quarterly payment periods divided by the aggregate principal amount outstanding under the Non-Recourse Term Loan is not less than 1.50:1.00.

The Subsidiary Credit Agreement provides for customary events of default, including among other things, in the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect in any material respect when made, the Company ceasing to be the services provider under the Services Agreement, failure to perform or observe covenants within a specified period of time, the bankruptcy or insolvency of either Borrowers or any of their respective subsidiaries, and changes of control with respect to the Borrowers. In the event of a default, the Lender is entitled to declare all amounts owed under the Subsidiary Credit Agreement immediately due and payable and terminate the Lender’s commitments to make loans under the Subsidiary Credit Agreement.

Item 7.01 Regulation FD Disclosure.

Also, on May 20, 2021, the Partnership issued a press release announcing the closing of the Transaction and related transactions, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission, whether or not filed under the 1934 Act, regardless of any general incorporation language in such document

Item 8.01 Other Items.

In connection with the Transaction, Borrowers entered into certain natural gas swap and put derivative contracts with an affiliate of the Lender at a cash cost of $19.2 million with terms summarized below:

Natural Gas – Open Swap and Put Contracts, Priced off Henry Hub (NYMEX)
Production Period	Instrument	Notional Quantity (MMBTU)	Weighted Average Swap Or Put Strike Price ($/MMBTU)

Jun – Dec 2021	Swaps	17,500,000	$3.00
Jan – Dec 2022	Swaps	28,800,000	$2.69
Jan – Dec 2023	Swaps	26,400,000	$2.48
Jan – Dec 2024	Swaps	24,000,000	$2.46
Jan – Mar 2025	Swaps	5,700,000	$2.72
Apr – Dec 2025	Puts	17,100,000	$2.27
Jan – Dec 2026	Puts	20,400,000	$2.35
Jan – Dec 2027	Puts	19,200,000	$2.37
Jan – Apr 2028	Puts	6,000,000	$2.50

The Introductory Note included in this report is hereby incorporated by reference in this Item 8.01.

Item 9.01         Exhibits.

Exhibit Number	Description
10.1
Waiver, Consent and Sixth Amendment to Sixth Amended and Restated Credit Agreement, dated May 19, 2021, by and among W&T Offshore, Inc., the guarantor subsidiaries party thereto, the lenders party thereto, the issuers of letters of credit party thereto and Toronto Dominion (Texas) LLC

99.1	Press Release, dated May 20, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T Offshore, Inc.

Date: May 25, 2021	By:	/s/ Shahid A. Ghauri
Name: Shahid A. Ghauri
Title: Vice President, General Counsel and Corporate Secretary